SECOND AMENDMENT TO
SECURITIES LENDING AGREEMENT
THIS SECOND AMENDMENT TO SECURITIES LENDING AGREEMENT ("Second Amendment"), dated effective as of December (L 2019, is made and entered into by and between U.S. Bank National Association ("Bank") and ETF Managers Trust ("Trust"), on behalf of each respective series identified in Exhibit C to the Agreement (each such series hereinafter referred to as a separate "Customer").
WITNESSETH:
WHEREAS, U.S. Bank and Trust, on behalf of each of its Customers, are parties to that ce1iain Securities Lending Agreement, dated effective as of January 8, 2016, as amended effective as of October 3, 2016 ("Agreement"); and
WHEREAS, the parties now desire to amend the Agreement as set forth herein.
NOW, THEREFORE, in consideration of the mutual premises, covenants and undertakings set forth herein, the patties hereto agree as follows:
1.Customer Information Sheet. The Customer Information Sheet attached to the Agreement shall hereby be deleted and replaced by the Customer Information Sheet attached as Exhibit C to this Second Amendment.
2.Election of Collateral Investment. The Election of Collateral Investment attached as Exhibit D to the Agreement shall hereby be deleted and replaced by the Election of Collateral Investment attached as Exhibit D to this Second Amendment.
3.Full Force and Effect. Except as specifically modified by this Second Amendment, the Agreement shall remain in full force and effect. All references to the Agreement shall be deemed to mean the Agreement as modified by this Second Amendment.
4.Counterparts. This Second Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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IN WITNESS WHEREOF, the undersigned parties have executed this Second Amendment effective as of the day and year first above written.

U.S. BANK NATIONAL ASSOCIATION		ETF MANAGERS TRUST

By:	/s/ Kenneth L. Delecki	By:	/s/ Samuel Masucci

Name:	Kenneth L. Delecki	Name:	Samuel Masucci

Title:	Head of Securities Lending	Title:	CEO

EXHIBIT C
CUSTOMER INFORMATION SHEET
as of December 9, 2019

Please provide the Bank with the following information:
Name: ETF Managers Trust
Tax identification number: see below
(for multiple tax identification numbers, please use the bottom half of this page)
Principal place of business: 30 Maple Street, 2nd Floor, Summit, NJ 07901
State and nation of incorporation or organization: State of Delaware, United States
Address (or the address of
your registered agent) within
state of incorporation or organization: 300 Delaware Ave., Suite 800, Wilmington, DE 19801
If multiple legal entities will be lending securities under this Customer Agreement, please list the name of each entity and its unique tax identification number below (attach additional pages if necessary):

Name	Tax ID
AI Powered Equity ETF	82-2073816
BlueStar T A-BIGITech Israel Technology ETF	47-4925476
Etho Climate Leadership U.S. ETF	47-4913623
ETFMG Drone Economy Strategy ETF	81-0871286
ETFMG Prime Cyber Security ETF	47-2111761
ETFMG Prime Mobile Payments ETF	47-3870731
ETFMG Video Game Tech ETF	81-0866952

EXHIBIT D
ELECTION OF COLLATERAL INVESTMENT
U.S. Bank, N.A.
800 Nicollet Mall
Minneapolis, MN 55402
Ladies and Gentlemen:
Pursuant to the Securities Lending Agreement, as may be amended from time to time ("Agreement") between U.S. Bank National Association ("Bank") and ETF Managers Trust, on behalf of each respective series identified in Exhibit C to the Agreement (each such series hereinafter referred to as a separate "Customer"), Trust desires to elect the Collateral Investment into which Cash Collateral and Proceeds are invested (as such terms are defined in the Agreement).
Customer hereby requests that Mount Vernon Liquid Assets Portfolio, LLC ("MVL") be designated as a Collateral Investment pursuant to Section 1 of the Agreement, effective as of the date on which the subscription agreement relating to MVL has been fully executed by Customer and Bank. Customer hereby requests that ETFMG Sit Ultra Short EFT, a series of ETF Managers Trust ("VALT") be designated as an additional Collateral Investment pursuant to Section 1 of the Agreement, effective as of the effective date of the Second Amendment. Customer represents and warrants that it is familiar with the Investment Company Act of 1940, as amended, and that it has reviewed and understands the most recent prospectus relating to VALT. Trust, on behalf of each Customer, covenants and agrees that no more than twenty percent (20%) of Customer's Collateral Account may be invested in VALT ("VALT Ceiling Level"), measured at the time of purchase. Trust, on behalf of each Customer, further covenants and agrees that in the event more than fifty percent (50%) of Customer's Collateral Account becomes invested in VALT for any reason, Customer shall promptly redeem units of VALT and/or take such other actions as may be necessary to restore the investment in VALT within Customer's Collateral Account to or below the VALT Ceiling Level.
Customer acknowledges and understands that Customer's use of VALT as a Collateral Investment is likely to periodically result in Loans which incur losses ("Negative Loans"). Customer agrees that any losses to Customer or Bank due to Negative Loans or Customer's use of VALT as a Collateral Investment shall be the sole responsibility of Customer and Bank shall be promptly reimbursed for any such losses, including lost profits, and shall have no liability in connection therewith. Customer shall provide written instruction to Bank from time to time directing the respective amounts and propo1tions of Customer's Cash Collateral to be invested in MVL and VALT, and Bank shall exercise reasonable care and efforts to follow such instructions, subject to the limitations set forth above.
These elections to use MVL and VALT do not othe1wise amend the terms of the Agreement including, without limitation, (1) Customer's understanding that it bears the risks of investment loss, including any decline in value of Cash Collateral investments, and (2) Customer's agreement that, to the extent any loss arising out of investments of Cash Collateral results in a deficiency in the amount of Collateral available for return to a Borrower, Customer shall pay to Bank, on demand, cash in an amount equal to such deficiency. Customer shall be responsible for payment of any overdraft charges incurred in connection with Customer's use of VALT as a Collateral Investment, including without limitation any overdraft charges resulting from unsettled redemptions that may be required to return Collateral to Borrowers,

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Please acknowledge your agreement to the tem1s set out above by signing and dating where indicated below.

ETF MANAGERS TRUST, on behalf of each Customer listed on Exhibit C to the Agreement		ACKNOWLEDGED: U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Samuel Masucci	By:	/s/ Kenneth L. Delecki

Name:	Samuel Masucci	Name:	Kenneth L. Delecki

Title:	CEO	Title:	Head of Securities Lending

Date:	12/17/19	Date:	12/17/19